Filed Pursuant to Rule 424 (b) (3) Registration No. 333-14024

April 2008 Performance Update

The Frontier Fund Supplement Dated May 12, 2008 to Prospectus Dated November 9, 2007

THE FRONTIER FUND‘S GOAL : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

April performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2	April 30, 2008 MTD	April 30, 2008 YTD	NAV / Unit
Balanced Series-2	0.50%	7.76%	$120.69
Balanced Series-2a	0.48%	7.68%	$102.79
Campbell/Graham Series-2	-2.20%	3.60%	$103.81
Currency Series-2	-2.54%	3.89%	$115.31
Long/Short Commodity Series-2	-0.81%	7.59%	$115.33
Graham Series-2	-0.14%	12.08%	$116.97
Winton Series-2	-2.08%	7.99%	$128.08
Long Only Commodity Series-2	4.56%	15.99%	$133.42
Managed Futures Index Series-2	-3.95%	6.65%	$111.37

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of April 30, 2008. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(905,403.43)
Unrealized trading gain/(loss)	1,444,695.29
Less: commissions	(426.64)
Less: FCM fees	(29,168.75)
Foreign currency gain/(loss)	14,807.94
Interest income	6,975.68

Total Income	531,480.09

EXPENSES
Management fees	24,055.63
Incentive fees	265,944.62

Total Expenses	290,000.25
Net Income (Loss)	$241,479.84

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	398,179.12421	$47,814,079.98	120.08
Current month additions	6,203.63606	743,008.01
Current month redemptions	(4,681.43618)	(559,833.47)
Net Income (loss) for current month		241,479.84

Net Asset Value, end of current month	399,701.32409	$48,238,734.36	120.69

	Monthly rate of return		0.50%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Balanced Series 2

THE FRONTIER FUND BALANCED SERIES - 2A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(25,294.53)
Unrealized trading gain/(loss)	39,801.90
Less: commissions	(7.70)
Less: FCM fees	(788.92)
Foreign currency gain/(loss)	396.97
Interest income	1,370.14

Total Income	15,477.86

EXPENSES
Trading Fee	1,251.67
Management fees	865.74
Incentive fees	7,188.29

Total Expenses	9,305.70
Net Income (Loss)	$6,172.16

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	12,676.62216	$1,296,816.16	102.30
Current month additions	—	—
Current month redemptions	(201.06892)	(20,573.28)
Net Income (loss) for current month		6,172.16

Net Asset Value, end of current month	12,475.55324	$1,282,415.04	102.79

	Monthly rate of return		0.48%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Balanced Series 2A

THE FRONTIER FUND CAMPBELL GRAHAM SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(97,351.91)
Unrealized trading gain/(loss)	(16,038.01)
Less: commissions	(608.02)
Less: FCM fees	(2,738.54)
Foreign currency gain/(loss)	1,404.23
Interest income	581.22

Total Income	(114,751.03)

EXPENSES
Management fees	11,148.89
Incentive fees	4,655.30

Total Expenses	15,804.19
Net Income (Loss)	$(130,555.22)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	55,825.14500	$5,925,135.15	106.14
Current month additions	544.80105	57,115.00
Current month redemptions	(199.80695)	(20,922.20)
Net Income (loss) for current month		(130,555.22)

Net Asset Value, end of current month	56,170.13910	$5,830,772.73	103.81

	Monthly rate of return		-2.20%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Campbell Graham Series 2

THE FRONTIER FUND CURRENCY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(75,556.72)
Unrealized trading gain/(loss)	(64,037.50)
Net change in inter-series payables	122,869.20
Less: FCM fees	(2,786.34)
Interest income	1,467.66

Total Income	(18,043.70)

EXPENSES
Management fees	4,574.40
Incentive fees	—

Total Expenses	4,574.40
Net Income (Loss)	$(22,618.10)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	7,538.34111	$891,916.14	118.32
Current month additions	—	—
Current month redemptions	(24.19380)	(2,837.62)
Net Income (loss) for current month		(22,618.10)

Net Asset Value, end of current month	7,514.14731	$866,460.42	115.31

	Monthly rate of return		-2.54%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Currency Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(745,005.25)
Unrealized trading gain/(loss)	726,042.31
Less: commissions	1,986.59
Less: FCM fees	(1,635.12)
Foreign currency gain/(loss)	—
Interest income	6,561.01

Total Income	(12,050.46)

EXPENSES
Management fees	11,472.76
Incentive fees	15,781.47

Total Expenses	27,254.23
Net Income (Loss)	$(39,304.69)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	38,644.72769	$4,493,210.56	116.27
Current month additions	3,057.40606	356,139.64
Current month redemptions	(310.39572)	(36,471.25)
Net Income (loss) for current month		(39,304.69)

Net Asset Value, end of current month	41,391.73803	$4,773,574.26	115.33

	Monthly rate of return		-0.81%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Long/Short Commodity Series 2

THE FRONTIER FUND GRAHAM SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(17,469.25)
Unrealized trading gain/(loss)	22,229.10
Less: commissions	(498.16)
Less: FCM fees	(878.96)
Foreign currency gain/(loss)	1,224.63
Interest income	147.65

Total Income	4,755.01

EXPENSES
Management fees	4,369.39
Incentive fees	5,723.84

Total Expenses	10,093.23
Net Income (Loss)	$(5,338.22)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	19,039.07218	$2,230,214.28	117.14
Current month additions	1,632.02592	193,080.65
Current month redemptions	—	—
Net Income (loss) for current month		(5,338.22)

Net Asset Value, end of current month	20,671.09810	$2,417,956.71	116.97

	Monthly rate of return		-0.14%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Graham Series 2

THE FRONTIER FUND WINTON SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(84,206.66)
Unrealized trading gain/(loss)	(114,262.93)
Less: commissions	(1,577.13)
Less: FCM fees	(3,552.58)
Foreign currency gain/(loss)	435.10
Interest income	2,860.28

Total Income	(200,303.92)

EXPENSES
Management fees	14,212.15
Incentive fees	19,695.18

Total Expenses	33,907.33
Net Income (Loss)	$(234,211.25)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	86,113.94864	$11,263,805.18	130.80
Current month additions	—	—
Current month redemptions	—	—
Net Income (loss) for current month		(234,211.25)

Net Asset Value, end of current month	86,113.94864	$11,029,593.93	128.08

	Monthly rate of return		-2.08%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Winton Series 2

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$20,755.70
Unrealized trading gain/(loss)	(3,961.60)
Less: commissions	—
Less: FCM fees	(158.56)
Foreign currency gain/(loss)	—
Interest income	533.03

Total Income	17,168.57

EXPENSES
Management fees	396.51
Incentive fees	—

Total Expenses	396.51
Net Income (Loss)	$16,772.06

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	2,879.64902	$367,440.91	127.60
Current month additions	18.72636	2,500.00
Current month redemptions	—	—
Net Income (loss) for current month		16,772.06

Net Asset Value, end of current month	2,898.37538	$386,712.97	133.42

	Monthly rate of return		4.56%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Long Only Commodity Series 2

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

April 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$22.43
Unrealized trading gain/(loss)	(14,712.74)
Less: commissions	(83.96)
Less: FCM fees	(130.02)
Foreign currency gain/(loss)	18.54
Interest income	447.77

Total Income	(14,437.98)

EXPENSES
Management fees	519.90
Incentive fees	—

Total Expenses	519.90
Net Income (Loss)	$(14,957.88)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	3,255.82826	$377,513.76	115.95
Current month additions	25.95437	3,000.00
Current month redemptions	(25.58364)	(2,928.09)
Net Income (loss) for current month		(14,957.88)

Net Asset Value, end of current month	3,256.19899	$362,627.79	111.37

	Monthly rate of return		-3.95%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264
On Behalf of the Frontier Fund - Managed Futures Index Series 2